                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        LYONDELL PETROCHEMICAL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF LYONDELL APPEARS HERE]

LYONDELL
PETROCHEMICAL
COMPANY



NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD
ON MAY 15, 1998
AND PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                        LYONDELL PETROCHEMICAL COMPANY
                       1221 MCKINNEY STREET, SUITE 1600
                             HOUSTON, TEXAS 77010

March 31, 1998

Dear Stockholder:

  The 1998 Annual Meeting of Stockholders will be held on Friday, May 15, 1998, beginning at 10:00 a.m. at the Four Seasons Hotel, 1300 Lamar in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. We do not anticipate any other business except for the two regularly scheduled items.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

Sincerely yours,

/s/ Dan F. Smith

Dan F. Smith
President and Chief Executive Officer

                        LYONDELL PETROCHEMICAL COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 15, 1998

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Lyondell Petrochemical Company will be held at the Four Seasons Hotel, 1300 Lamar, in Houston, Texas, at 10:00 a.m., Houston time, on Friday, May 15, 1998, for the following purposes, as more fully described in the attached Proxy Statement.

  (1) To elect six directors to serve until the 1999 Annual Meeting of Stockholders or until their earlier resignation or removal;

  (2) To ratify the joint appointment of Coopers & Lybrand L.L.P. and Price Waterhouse LLP, independent auditors, including any successor merged entity of the two firms, as the Company's auditors for the year 1998; and

  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 18, 1998 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  PLEASE READ THE PROXY STATEMENT, THEN COMPLETE, SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTPAID ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Kerry A. Galvin
Kerry A. Galvin                                           Houston, Texas
Secretary                                                 March 31, 1998

                        LYONDELL PETROCHEMICAL COMPANY
                             1221 MCKINNEY STREET
                                  SUITE 1600
                             HOUSTON, TEXAS 77010

                               ----------------

                                PROXY STATEMENT
                                MARCH 31, 1998

                               ----------------

                                 INTRODUCTION


  The accompanying proxy is solicited by the Board of Directors of Lyondell Petrochemical Company ("Lyondell" or the "Company"). When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about April 6, 1998.

                               VOTING PROCEDURES

  Holders of record of Common Stock at the close of business on March 18, 1998 will be entitled to one vote per share. The Company had 78,491,488 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

  The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

  Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors or against the ratification of the appointment of the independent auditors, as the case may be. Because broker non-votes (instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting, broker non-votes will not affect the outcome with respect to the ratification of the appointment of the independent auditors.

  The Company's 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by the Plan's Benefits Administrative Committee which is comprised of executive officers of the Company.

  The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation in writing to the Secretary of Lyondell, by submitting another valid proxy bearing a later date or by voting in person at the meeting.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information as of December 31, 1997 (the most recent date as of which the Company has information except as otherwise noted below) regarding the beneficial ownership of the Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding shares of Common Stock. Information in the table and footnotes is based on the most recent respective Statement on Schedule 13G or 13D or amendment thereto filed by such persons with the Securities and Exchange Commission (the "SEC"), except as otherwise known to the Company.

                                                                    PERCENTAGE
                                                          NUMBER OF  OF SHARES
                       NAME AND ADDRESS                    SHARES   OUTSTANDING
                       ----------------                   --------- -----------
      Wellington Management Company, LLP(a).............. 9,189,403    11.6%
      75 State Street, Boston, Massachusetts 02109
      Brinson Partners, Inc.(b).......................... 6,450,925     8.2%
      209 South LaSalle, Chicago, Illinois 60604-1295
      State Street Bank and Trust Company(c)............. 5,703,392     7.2%
      225 Franklin Street, Boston, Massachusetts 02110
      Scudder Kemper, Investments, Inc.(d)............... 4,963,389     6.3%
      345 Park Avenue, New York, New York 10154

--------
(a) Wellington Management Company, LLP ("WMC") (together with its wholly-owned subsidiary, Wellington Trust Management Company, N.A.) may be deemed a beneficial owner of the 9,189,403 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients, including the Vanguard/Windsor Fund, Inc. ("Vanguard"). WMC has shared dispositive power over the 9,189,403 shares and shared voting power over 600 shares. Vanguard has shared dispositive power over 9,188,803 shares and sole voting power over 9,188,803 shares.
(b) Brinson Partners, Inc. ("BPI"), and its parent holding companies, Brinson Holdings, Inc. ("BHI", SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC") may be deemed a beneficial owner of the 6,450,925 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. BPI, SBCUSA, SBC and BHI have shared voting and shared dispositive power over all 6,450,925 shares.
(c) State Street Bank and Trust Company ("State Street"), (i) Trustee for the Lyondell Petrochemical Company 401(k) and Savings Plan; (ii) Trustee for the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan; (iii) Trustee or Discretionary Advisor for various collective investment funds for employee benefit plans and other index accounts; and (iv) Trustee or Co-Trustee for various trust accounts, may be deemed a beneficial owner of the 5,703,392 shares by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with clients. State Street has sole voting power over 2,553,006 shares and shared voting power over 3,118,586 shares, sole dispositive power over 2,582,506 shares and shared dispositive power over 3,120,886 shares.
(d) Scudder Kemper Investments, Inc. ("Scudder Kemper") may be deemed a beneficial holder of 4,963,389 shares. Scudder Kemper has sole voting power over 1,824,948 shares and shared voting power over 2,657,553 shares, and has sole dispositive power over all 4,963,389 shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock owned beneficially as of February 1, 1998 by each director or nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. As of February 1, 1998, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officer or by all directors and executive officers as a group, did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power.

                                                         SHARES OF COMMON STOCK
                                                         OWNED BENEFICIALLY AS
                                                             OF FEBRUARY 1,
                                                               1998(A)(B)
                                                         ----------------------
      William T. Butler.................................          5,553
      Curtis J. Crawford................................          2,243
      Travis Engen......................................          3,243
      Stephen F. Hinchliffe, Jr.........................          8,143(c)
      Dudley C. Mecum II................................          2,943
      Richard W. Park...................................         53,502
      Jeffrey R. Pendergraft............................         37,444
      Dan F. Smith......................................         87,882
      Paul R. Staley....................................          2,493
      Debra L. Starnes..................................         68,089(d)
      Russell S. Young..................................         72,624(e)
      All directors and executive officers as a
       group(14)........................................        370,552(f)

--------
(a) Includes shares held by the trustee under the Lyondell 401(k) and Savings Plan for the accounts of participants as of December 31, 1997.
(b) The amounts shown include shares that may be acquired within 60 days following February 1, 1998 through the exercise of stock options, as follows: Mr. Smith, 32,200; Mr. Pendergraft, 25,300; Mr. Young, 39,400; Ms. Starnes, 32,500; Mr. Park, 31,100 and all directors and executive officers as a group, including those just named, 169,277.
(c) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, as to which shares he disclaims beneficial ownership.
(d) Does not include approximately 8,000 shares owned by Ms. Starnes' spouse, as to which shares she disclaims beneficial ownership.
(e) Does not include 1,100 shares owned by Mr. Young's spouse, as to which shares he disclaims beneficial ownership.
(f) Does not include the approximately 10,100 shares owned by spouses and a trust, as to which shares beneficial ownership is disclaimed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                              BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 1997, the Board of Directors held eleven meetings. All of the Company's incumbent directors attended 75 percent or more of the aggregate of all meetings of the Board and committees on which they served during 1997.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors was established for the general purpose of reviewing the integrity of the Company's accounting and financial reporting, maintaining communications between the Board of Directors and external and internal auditors, and initiating special investigations as deemed necessary. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Committee is an officer or employee of the Company. The Audit Committee held six meetings during 1997. The Audit Committee currently consists of Messrs. Engen, Staley and Mecum, who serves as Chairman.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors adopts, amends, administers and terminates compensation and benefit plans, makes recommendations to the Board of Directors as to management succession plans and administers the Company's pay performance and incentive plans for executive officers. The Committee also reviews pay performance and incentive plans for the Company's joint ventures. No member of the Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Committee. The Compensation Committee held eight meetings during 1997. The Compensation Committee currently consists of Messrs. Butler, Crawford and Hinchliffe, who serves as Chairman.

CORPORATE GOVERNANCE COMMITTEE

  The Corporate Governance Committee considers and makes recommendations to the Board of Directors as to the number of Directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. The Corporate Governance Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the Directors. The Corporate Governance Committee makes determinations on compensation for Non-Employee Directors and is responsible for evaluating the Board's performance and assessing the effectiveness of its structure and governance. The Corporate Governance Committee held five meetings during 1997. The Corporate Governance Committee currently consists of Messrs. Crawford, Butler and Staley, who serves as Chairman. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the By-Laws that are described more fully at page 23 of this Proxy Statement.

EXECUTIVE COMMITTEE

  The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors (except to the extent of certain exceptions set forth in Delaware law and the Company's By-laws) and formerly was responsible for determining compensation of the Non-Employee Directors. The Executive Committee did not meet during 1997. The Executive Committee currently consists of Messrs. Smith, Engen and Butler, who serves as Chairman.

                        CORPORATE GOVERNANCE GUIDELINES

  The Board of Directors has adopted a formal statement of the roles and responsibilities of the Board and adopted Corporate Governance Guidelines. The following are the statement on roles and responsibilities as well as excerpts from the Guidelines adopted by the Board:

ROLE OF THE BOARD

  The Board of Directors represents the interests of shareholders in perpetuating a successful business and optimizing long term financial returns. In furtherance of this objective, it is the responsibility of the Board to select management, oversee corporate strategy and performance, and act as a resource to management in matters of planning and policy. The Board also will participate in management's succession planning, including specifically the evaluation of the Chief Executive Officer. To assure success, Board members will act not only as advisors, but also as active participants and decision makers in matters of governance and corporate strategy.

  While the Board's primary role is to foster increased shareholder value, the Board also recognizes that the Company has responsibilities to other constituencies, including customers, employees, suppliers, creditors and the communities where it operates--all of whom are essential to a successful business.

RESPONSIBILITIES OF DIRECTORS

  Directors owe a duty of care and a duty of loyalty to the Company. Therefore, Directors are expected to do the following:

  . act in the best interests of all shareholders;

  . exercise informed and independent judgment;

  . be knowledgeable about the businesses;

  . participate in the development of the Company's mission, aspirations, values and strategies;

  . maintain an understanding of general economic trends and conditions, and trends in corporate governance;

  . study materials presented for Board consideration;

  . actively participate in an objective and constructive manner in meetings of the Board and its committees; and

  . assist in representing the Company to the outside world.

GOVERNANCE GUIDELINES

  The following is a synopsis of key provisions of the Corporate Governance Guidelines for the Board of Directors:

    Board membership will consist of no more than ten to twelve Board members including no more than two present or former members of Company management.

    Desired characteristics of potential new Board members will be reviewed on at least an annual basis. Potential new Board members may be nominated by any Director for screening, selection and recommendation for election by the Board. Invitation to join the Board of Directors will be extended by the Chairman of the Board and the Chairman of the Corporate Governance Committee. New Directors will undergo a Company orientation.

    Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed in the best interest of the Company under the circumstances at the time. A lead Director may be chosen by outside Directors when the Chairman of the Board is an employee of the Company.

    There are no term limits for Board members. Annually, each Director will be asked to confirm his/her desire to continue as a member of the Board. The Corporate Governance Committee will review the continued appropriateness of Board membership for Directors who change the job responsibilities held when last elected to the Board. Retirement age for Board members is age 72.

    Compensation for Board members will be reviewed annually for competitiveness. All Directors will be compensated equally and portions of that compensation will be in the form of Company stock.

    Performance of the Board will be reported annually to the Board by the Corporate Governance Committee in order to increase the Board's effectiveness.

    The Chief Executive Officer will be evaluated annually by the full Board. The evaluation will be used in considering compensation of the Chief Executive Officer.

    The Chief Executive Officer will provide an annual reporting to the Compensation Committee on succession planning and management development. This information will be shared with the full Board.

                             ELECTION OF DIRECTORS

                             Item 1 on Proxy Card

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the persons listed below as nominees for election to the Board. Mr. Curtis J. Crawford will not be standing for reelection to the Board of Directors.

  Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the six nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or by proxy at the meeting.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF EACH NOMINEE LISTED BELOW. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

  The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 1998, present position, if any, with Lyondell, period served as director, and other business experience during the past five years. The positions referred to beneath a director's name refer to positions with Lyondell unless stated otherwise.

William T. Butler, 65........  Dr. Butler was elected Chairman of the Board of
                               Directors of the Company on June 30, 1997. He has served as a Director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler became Chancellor of Baylor College of Medicine in January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. He is also a director of C. R. Bard, Inc. and Browning-Ferris Industries Inc.

                               Dr. Butler is a member of the Compensation
                               Committee and the Corporate Governance
                               Committee, and is Chairman of the Executive
                               Committee.

Travis Engen, 53.............  Mr. Engen was elected a Director of the Company effective as of April 1, 1995. He has held his current position as Chairman, President and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company) since December 1995. From 1991 until December 1995, he served as Executive Vice President and a member of the Management Policy Committee of ITT Corporation. He held the position of Senior Vice President of ITT Corporation and President and Chief Executive Officer of ITT Defense, Inc. from 1987 to 1991. Mr. Engen is also a director of Alcan Aluminium Limited.

                               Mr. Engen is a member of the Audit Committee and the Executive Committee.

Stephen F. Hinchliffe, Jr.,
64...........................  Mr. Hinchliffe was elected a Director of the
                               Company on March 1, 1991. Since 1988, he has held his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure Group, Inc., which he founded in 1964.

                               Mr. Hinchliffe is Chairman of the Compensation Committee.

Dudley C. Mecum II, 63.......  Mr. Mecum was elected a Director of the Company on November 28, 1988, effective as of January 25, 1989. Since July 1997, Mr. Mecum has been a managing director of Capricorn Holdings LLC (a firm specializing in leveraged buyouts). From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of The Travelers Group, Dyncorp, VICORP Restaurants, Inc., Fingerhut Companies, Inc., Travelers Property Casualty Corporation, Metris Companies, Inc. and Suburban Propane LLP.

                               Mr. Mecum is Chairman of the Audit Committee.

Dan F. Smith, 51.............  Mr. Smith was named Chief Executive Officer of
 President and Chief           the Company on December 6, 1996 and has served
 Officer                       as President of the Company since August 31,
                               1994. He has served as a Director of the Company since October 24, 1988. Since December
                               1, 1997, Mr. Smith has also served as the Chief
                               Executive Officer of Equistar Chemicals, LP
                               ("Equistar"), a petrochemicals and polymers joint venture owned 57 percent by the Company.
                               Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. He served as Vice President Corporate Planning of
                               Atlantic Richfield Company ("ARCO") from
                               October 1991 until May 1993. He previously served as Executive Vice President and Chief
                               Financial Officer of the Company from October
                               1988 to October 1991 and as Senior Vice
                               President of Manufacturing of the Company, and its predecessor, the Lyondell Division of ARCO, from June 1986 to October 1988. From April 1985 to June 1986 Mr. Smith held executive positions in manufacturing, control and administration.
                               Prior to 1985, he served in various financial, planning and manufacturing positions with ARCO.
                               Mr. Smith is also a director of ABS Group of Companies, Inc., a subsidiary of American
                               Bureau of Shipping, and ChemFirst, Inc.

                               Mr. Smith is a member of the Executive
                               Committee.

Paul R. Staley, 68...........  Mr. Staley was elected a Director of the
                               Company on November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the National Vision Foundation since August 1994. He held the position of Chairman of the Executive Committee of the Board of Directors of P. Q. Corporation (an industry supplier of silicates) from January 1991 until August 1994. He also held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January 1991.

                               Mr. Staley is Chairman of the Corporate
                               Governance Committee and a member of the Audit Committee.

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                             Item 2 on Proxy Card

  The Board of Directors has recommended the joint appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") and Price Waterhouse LLP ("Price Waterhouse"), including any successor merged entity of the two firms, to audit the financial statements of Lyondell for the year 1998.

  Pursuant to the terms of the Equistar Partnership Agreement, Millennium Chemicals Inc. ("Millennium") and the Company are required to jointly select the independent public accountants for Equistar, the Company's petrochemical joint venture which was formed December 1, 1997. The managements of the Company and Equistar, with the approval of the Company's Audit Committee and the Equistar Partnership Governance Committee, solicited proposals for the 1998 annual audits of the Company and Equistar from several independent public accounting firms. In that process, the Company requested that Coopers & Lybrand and Price Waterhouse submit a joint proposal because of their announcement of a plan to merge. Coopers & Lybrand are the Company's present independent public accountants and Price Waterhouse are the independent public accountants for Millennium. In addition, from time to time, Coopers & Lybrand performs consulting work for the Company and Equistar.

  It is the view of the Company's management that the firm that serves as independent public accountants for Equistar should also serve as the independent public accountants for the Company because of the materiality of Equistar to the Company. As a result of the process described in the foregoing paragraph, the Company's Audit Committee and the Equistar Partnership Governance Committee approved managements' recommendations of the selection of Coopers & Lybrand and Price Waterhouse jointly as the independent public accountants for the Company and Equistar. (Although such selection anticipates the merger of Coopers & Lybrand and Price Waterhouse, the Company intends to utilize both firms regardless of the outcome of the plan to merge.)

  Representatives of each of Coopers & Lybrand and Price Waterhouse will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE JOINT APPOINTMENT OF COOPERS & LYBRAND AND PRICE WATERHOUSE, INCLUDING ANY SUCCESSOR MERGED ENTITY OF THE TWO FIRMS. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                            EXECUTIVE COMPENSATION

  The following table sets forth information as to the Chief Executive Officer during 1997 and the next four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                                            ---------------------
                                   ANNUAL COMPENSATION        AWARDS    PAYOUTS
                                 ------------------------------------------------------------
                                                            RESTRICTED LONG-TERM
                                               OTHER ANNUAL   STOCK    INCENTIVE  ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS  COMPENSATION   AWARDS    PAYOUTS  COMPENSATION
        POSITION          YEAR   ($)     ($)      ($)(A)      ($)(B)    ($)(C)      ($)(D)
   ------------------     ---- ------- ------- ------------ ---------- --------- ------------
Dan F. Smith............  1997 651,734 548,900    11,360     277,325   5,079,354     85,712
President &               1996 490,886 241,932    11,026     370,813     221,613     61,556
Chief Executive Officer   1995 473,905 370,813     7,945     383,175     115,382     56,519
Russell S. Young(e).....  1997 297,130 182,967    32,359      96,514   1,721,777  2,931,109
Senior Vice President,    1996 275,400  90,725    24,297     139,055      83,127     43,844
Chief Financial Officer   1995 269,385 139,055    16,990     143,691     120,269     41,199
& Treasurer
Jeffrey R. Pendergraft..  1997 282,556 182,967    14,129      96,514   1,721,777     45,178
Senior Vice President     1996 255,000  90,725    14,707     139,055      83,127     40,845
and Chief Administration
 Officer                  1995 249,885 139,055     8,868     143,691     149,277     38,854
Debra L. Starnes(f).....  1997 270,598 182,967    16,310      96,514   1,721,777     42,686
Senior Vice President,    1996 214,200  90,725    15,444     139,055      83,127     39,109
Petrochemicals            1995 209,904 139,055    10,387     143,691     110,174     34,108
Richard W. Park(g)......  1997 223,419 109,780    25,262      57,904   1,033,077  3,057,062
Vice President,           1996 207,060  54,535    29,824      83,433      49,867     38,209
Human Resources           1995 203,000  83,433    12,102      86,214     107,488     35,540

--------
(a) Includes imputed income in respect of the Long-Term Disability Plan, tax gross-ups in respect of financial counseling reimbursements and in respect of other miscellaneous items, and the amount of incremental interest accrued under the Executive Deferral Plan that exceeds 120 percent of a specified IRS rate. "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates.
(b) The restricted stock is awarded as part of the award under the Company's Value Share Plan. The dollar value included in the table reflects the valuation at the time of the award. The Value Share Plan was terminated in December 1997 and all unvested outstanding restricted stock was vested at such time.
(c) Amounts shown in the Long-Term Incentive Payouts column for 1997 represent the deferred cash payments made in 1997 in accordance with the normal operation of the Value Share Plan, together with payments made in December 1997 in connection with the termination of the Value Share Plan. Pursuant to the term of the Value Share Plan, in connection with its termination, in December 1997 each executive received a payment equivalent to the sum of the estimated pro-rated Value Share Plan awards for the years 1998 through 2001. Awards under the Value Share Plan are calculated based on five year Performance Cycles and the payments made in December 1997 acknowledge each executive's contributions to the Company through December 1997 for the Cycles ending in each of the years 1998 through 2001. Accordingly, each received a pro-rated award in the amount of the sum of 80% of the estimated award otherwise payable to such executive in 1999 for 1998; 60% of the estimated award payable to such executive in 2000 for 1999; 40% of the estimated award payable to such executive in 2001 for 2000; and 20% of the estimated award payable to such executive in 2002 for 2001. Amounts shown in the Long-Term Incentive Payouts column for 1996 and 1995 represent payment of the associated cash portion under the Value
    Share Plan that was paid in December 1996 and December 1995, respectively, in connection with the vesting of such executive officers' restricted stock. The amounts for 1995 also include the payout of performance units (including associated dividend share credits) previously awarded under the Company's Executive Long-Term Incentive Plan (the "LTIP") (except with respect to Mr. Smith, who was not an executive officer of the Company at the time those performance units were granted). Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options, (ii) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock on such dividend record date. As future dividends are declared, the participant will receive dividend share credits not only on the number of shares covered by unexercised options and the number of performance units but also on the number of dividend share credits in the participant's account. The dividend crediting mechanism will continue to operate in this manner with respect to options, until the participant exercises such options or the options expire. Dividend share credits do not represent earned compensation and have no definite value, if any, until the date on which the options in respect of which such credits have been allocated are exercised. See footnote (b) to the Aggregated Option Exercises and Fiscal Year-End Option Values Table. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. The number of dividend share credits accrued to the accounts of the named executives during 1997, 1996 and 1995, respectively, is as follows: Mr. Smith: 1,399, 1,233 and 2,149; Mr. Young:
   1,740, 1,589 and 2,182; Mr. Pendergraft: 2,273, 2,125 and 2,567; Ms. Starnes:
   1,455, 1,358 and 1,523; Mr. Park: 1,416, 1,322 and 1,759. (d) Includes
   contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect to the Executive Life Insurance Plan, as follows:

                             YEAR MR. SMITH MR. YOUNG MR. PENDERGRAFT MS. STARNES MR. PARK
                             ---- --------- --------- --------------- ----------- --------
   Executive Supplementary
    Savings Plan...........  1997  $52,563   $23,770      $22,712       $21,648   $17,874
   Incremental Medical Plan
    Premiums...............  1997  $ 8,712   $ 8,712      $ 8,712       $ 8,712   $ 8,712
   Financial Counseling
    Reimbursement..........  1997  $ 7,680   $ 6,900      $ 8,125       $ 8,330   $ 7,860
   Executive Life Insurance
    Plan...................  1997  $16,757   $ 8,157      $ 5,629       $ 3,996   $ 8,413

  See "EXECUTIVE SEVERANCE ARRANGEMENTS--Payments to Former Executive Officers" for additional information regarding Mr. Young and Mr. Park.

(e) Mr. Young retired at the end of 1997.
(f) Ms. Starnes served as Senior Vice President, Petrochemicals, of the Company, until Equistar commenced operations on December 1, 1997. She currently serves as Senior Vice President, Polymers, of Equistar. The summary compensation information presented above includes compensation paid to Ms. Starnes by the Company for her services as an Equistar officer during December 1997.
(g) Mr. Park retired at the end of 1997.

            PAY AND PERFORMANCE PLANS AND LONG-TERM INCENTIVE PLANS

VALUE SHARE PLAN

  In 1995 the Company adopted a performance driven pay plan for executive officers (the "Value Share Plan"). In connection with the significant reorganization of the Company as a result of the creation of Equistar, the Value Share Plan was terminated effective December 1, 1997. In connection with such termination, all unvested restricted stock outstanding was immediately vested, and the associated deferred cash piece was paid out. Pursuant to the terms of the plan, each participant received a payment equivalent to the sum of the estimated pro-rated Value Share Plan awards for the years 1998 through 2001. Awards under the Value Share Plan were calculated based on five year Performance Cycles and the payments made in December 1997 acknowledge each participant's contributions to the Company through December 1997 for the Cycles ending in each of the years 1998 through 2001. Accordingly, each received a pro-rated award in the amount of the sum of 80% of the estimated award otherwise payable to such participant in 1999 for 1998; 60% of the estimated award payable to such participant in 2000 for 1999; 40% of the estimated award payable to such participant in 2001 for 2000; and 20% of the estimated award payable to such participant in 2002 for 2001.

  The Value Share Plan was designed to provide participants with an incentive to maximize long-term shareholder value and to encourage significant ownership of Company stock. The Value Share Plan established Performance Cycles and at the beginning of each Cycle, participants were assigned an allocation percentage indicating the extent to which each participant shares in the amounts generated by the Value Share Plan. At the end of the Performance Cycle two award pools are created: (i) a Value Award Pool and (ii) an Operating Award Pool.

  The Value Award Pool equaled the sum of 4.0% of Average EVA ("economic value added") and 1.25% of MVA ("market value added"). EVA measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company times the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus the value of dividends as if they had been reinvested in the Company's Common Stock.

  An Operating Award Pool was created if certain minimum criteria were satisfied. The size of the pool was based on the Compensation Committee's evaluation of Lyondell's operating performance in the final year of any Cycle in the areas of customer satisfaction, corporate responsibility (including safety and environmental performance), employee productivity and financial performance. The Operating Award Pool maximum is $1,000,000 for any Performance Cycle and could be adjusted downward by the Compensation Committee based on its assessment of the Company's performance in the final year of the Cycle.

  Following the completion of a Performance Cycle, the Value Share Plan provided that the sum of the Pools be awarded to Participants in accordance with their allocation percentages. Awards were designed to be paid out: (a) one-third in cash, to be paid within 90 days following the end of a Performance Cycle; (b) one-third in restricted stock, issued within 90 days following the end of a Performance Cycle; and (c) one-third in cash, to be paid at the time that the related award of restricted stock vests. The award for the Performance Cycle ended in 1997 was paid entirely in cash and such award payment is set forth in the "Bonus" column under the Summary Compensation Table.

  Upon termination of the Value Share Plan, cash payments were made for the participant's contribution to the Company through December 1997 for each of the Performance Cycles that would have ended in the years 1998 through 2001. For purposes of calculating such payments, the share price for calculating MVA was held at $23.943, the average price for 1997, and EVA for the remaining Performance Cycles was deemed to be the same as for 1997.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                    PERIOD UNTIL
                                                                     MATURATION
                          NAME                     NUMBER OF SHARES  OR PAYOUT
                          ----                     ---------------- ------------
      Mr. Smith...................................      10,950            *
      Mr. Young...................................       4,107            *
      Mr. Pendergraft.............................       4,107            *
      Ms. Starnes.................................       4,107            *
      Mr. Park....................................       2,464            *

--------
* These shares were granted in 1997 for the Performance Cycle ended in 1996. All shares were vested December 1, 1997 in connection with the termination of the plan.

EXECUTIVE LONG-TERM INCENTIVE PLAN

  Prior to its replacement by the Value Share Plan, the LTIP provided for the granting of stock options, the right to receive performance units under certain circumstances and a cash payment in respect of dividend share credits. Additional information with respect to the payout of performance units previously granted under the LTIP is contained in the Summary Compensation Table. No performance units are currently outstanding. Commencing in 1995, no additional grants of stock options or performance units have been made to executive officers pursuant to the LTIP, although dividend share credits will continue to accrue on outstanding stock options.

  No stock options were exercised during 1997. The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1997
                       AND FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                OPTIONS AT FISCAL      FISCAL YEAR-END ($) (A)
                                  YEAR-END (#)                   (B)
                            ------------------------- -------------------------
              NAME          EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
              ----          ----------- ------------- ----------- -------------
      Mr. Smith............   32,200         -0-       $129,375        -0-
      Mr. Young............   39,400         -0-       $101,513        -0-
      Mr. Pendergraft......   25,300         -0-       $ 73,181        -0-
      Ms. Starnes..........   32,500         -0-       $ 87,850        -0-
      Mr. Park.............   31,100         -0-       $ 94,238        -0-

--------
(a) The last reported closing sales price, as reported on the NYSE, of Lyondell Common Stock on December 31, 1997 was $26.50 per share.
(b) Each option carries with it the right to dividend share credits, as described in footnote (c) to the Summary Compensation Table. Set forth below is a calculation of the value of accrued dividend share credits, assuming exercise at December 31, 1997, of the in-the-money options. These hypothetical values have been calculated for illustration purposes only.

                                                       EXERCISABLE UNEXERCISABLE
                                                       ----------- -------------
      Mr. Smith.......................................  $170,448      $   -0-
      Mr. Young.......................................  $226,867      $   -0-
      Mr. Pendergraft.................................  $320,889      $   -0-
      Ms. Starnes.....................................  $201,448      $   -0-
      Mr. Park........................................  $212,980      $   -0-

                            ANNUAL PENSION BENEFITS

  The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company upon retirement at age 65 based on credited service as of January 1, 1998, under the provisions of the Lyondell Retirement Plan and the Supplementary Executive Retirement Plan.

                              PENSION PLAN TABLE

   AVERAGE FINAL EARNINGS
  (BASE SALARY PLUS ANNUAL
   INCENTIVE PLAN AWARDS)
  HIGHEST THREE CONSECUTIVE
 YEARS OUT OF LAST TEN YEARS     APPROXIMATE ANNUAL BENEFIT FOR YEARS OF MEMBERSHIP SERVICE INDICATED(A)(B)(C)
 --------------------------- -------------------------------------------------------------------------------
                                15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
                             --------------- --------------- --------------- --------------- ---------------
        $1,400,000                  $322,239        $429,652        $537,065        $644,478        $751,891
         1,300,000                   299,139         398,852         498,565         598,278         698,991
         1,200,000                   276,039         368,052         460,065         552,078         644,091
         1,100,000                   252,939         337,252         421,565         505,878         590,191
         1,000,000                   229,839         306,452         383,065         459,678         536,291
           900,000                   206,739         275,652         344,565         413,478         482,391
           800,000                   183,639         244,852         306,065         367,278         428,491
           700,000                   160,539         214,052         267,565         321,078         374,591
           600,000                   137,439         183,252         229,065         274,878         320,691
           500,000                   114,339         152,452         650,565         228,678         266,791
           400,000                    91,239         121,652         152,065         182,478         212,891
           300,000                    68,139          90,852         113,565         136,278         159,991
           200,000                    45,039          60,052          75,065          90,078         105,091

--------
(a) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 1998 and payment of the benefit under the basic form of allowance provided under the Lyondell Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The amounts will change if the payment is made under any other form of allowance permitted by the Lyondell Retirement Plan, or if an employee's actual retirement occurred after January 1, 1997, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. The plans, however, provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.
(b) As of December 31, 1997, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers were: Mr. Smith, 21; Mr. Young, 18; Mr. Pendergraft, 25; Mr. Park, 32; and Ms. Starnes, 23.
(c) All employees' (including executive officers') years of service with ARCO prior to the creation of Lyondell have been credited under the Company's retirement plans.

                       EXECUTIVE SEVERANCE ARRANGEMENTS

SEVERANCE AGREEMENTS

  In September 1997, the Company terminated the severance agreements previously in effect with each of its executive officers. No severance agreement with any executive officer of Lyondell is currently in existence.

PAYMENTS TO FORMER EXECUTIVE OFFICERS

  Effective December 1997, Mr. Park and Mr. Young each entered into a Voluntary Separation Agreement and Release ("Separation Agreement") with Lyondell. Under the terms of these agreements, each received severance payments equal to those payable under his existing severance agreement upon a change of control of Lyondell. Such payments were equivalent to three times each such executive's respective current annual base salary and average Value Share Plan Award (calculated as the average of the annual cash award paid for the previous three year's performance cycles). Mr. Park received an amount equal to $906,435 and Mr. Young received an amount equal to $1,288,842. Mr. Park and Mr. Young were each eligible for accrued benefits under the Lyondell Retirement Plan. In addition, each was eligible for accrued benefits under the Lyondell Supplementary Executive Retirement Plan ("SERP") and received $531,522 and $783,050, respectively. In addition to the normal SERP benefits, each received a special supplementary benefit payment equal to $379,839 and $684,797, respectively. Each executive may continue to participate in Lyondell's Executive Medical Plan and in Lyondell's Long-Term Disability Plan, and will continue to be covered under the terms of the Executive Life Insurance Plan for a period of two years. They also are eligible for full benefits under Lyondell's Financial Counseling Policy for 1998. In addition, Messrs. Park and Young also received $683,367 and $639,921, respectively, to cover, on a "grossed-up" basis, federal income tax payable with respect to their Executive Deferral Plan balances accrued as of September 1, 1996.

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total return to stockholders of the Company with the cumulative total return to stockholders of the S&P 500 Stock Index and a group of 13 peer companies ("Peer Group").

  The Peer Group is a composite index composed of commodity chemical manufacturers and independent refiners. The Peer Group consists of Ashland Oil, Inc.; Crown Central Petroleum Corporation; Utramar-Diamond Shamrock, Inc.; Eastman Chemical; FINA, Inc; The Geon Company; Georgia Gulf Corporation; Methanex Corporation; Nova Corporation of Alberta; Sun Company, Inc.; Tosco Corporation; Union Carbide Corporation and Valero Energy Corporation. During 1997, Rexene Corporation, formerly a member of the Peer Group, ceased to be a publicly-traded company and was therefore eliminated from the Peer Group.


                       [PERFORMANCE GRAPH APPEARS HERE]

                                  1992    1993    1994    1995    1996    1997
                                 ------- ------- ------- ------- ------- -------
LYONDELL........................ $100.00 $ 91.43 $115.29 $105.61 $105.97 $131.81
S&P 500......................... $100.00 $110.08 $111.53 $153.45 $188.68 $251.63
PEER GROUP(a)................... $100.00 $114.29 $137.37 $147.16 $164.92 $197.66

(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume reinvestment of dividends. None of the Peer Companies constituted more than 20 percent of the market capitalization of the entire Peer Group in 1997.

  PURSUANT TO SEC RULES, THIS SECTION OF THE PROXY STATEMENT (INCLUDING THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS) IS NOT DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of executive pay and approves all salary changes, grants and awards to executive officers of Lyondell. The Committee is comprised of three non-employee directors: Mr. Stephen F. Hinchliffe, Jr., Chairman, Dr. William T. Butler and Mr. Curtis J. Crawford.

EXECUTIVE PAY PHILOSOPHY

  The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that premium pay will be provided for premium performance. Specific elements of this philosophy are:

  . Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives

  . Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses

  . The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management
  . Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward

  Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company's total pay package is designed to be highly sensitive to the Company's performance, defined in terms of shareholder value creation.

 Base Salary

  Pursuant to the pay philosophy, Lyondell's executive base salaries generally are positioned at the 50th percentile of the market according to nationally recognized surveys for industrial and chemical companies. Salaries for executives who are new to their positions may initially be set at below market levels.

  Generally, the Compensation Committee assesses market pay by position by relying on published surveys. Published surveys cover a group of industrial and chemical companies. Using this data, salary adjustments are generally made such that salaries for most executives are set at the median of the market. Salaries for those new in their positions, however, are set below the median of the market.

  In the years in which external salary assessments are not conducted, the Compensation Committee adjusts executive salaries commensurate with the increases reported by at least two nationally recognized surveys. This was done in 1997.

 Incentives

  Value Share Plan

  For 1997, Lyondell executives participated in the Value Share Plan, an incentive compensation program originally adopted and approved by the shareholders in 1995. The Value Share Plan was designed to provide participants with an incentive to maximize the long-term creation of shareholder value and encourage significant ownership of Company stock.

  Pursuant to the Value Share Plan, each year an award pool was created, comprised of 4.0% of Lyondell's Economic Value Added (EVA), averaged over the last five years, and 1.25% of Lyondell's five-year Market Value Added (MVA). EVA measures the Company's cash flow performance (which exceeds the cost of capital) and was calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus dividends as if they had been reinvested in the Company's stock. Based on this formula, an award pool of $4,337,000 was created for 1997. This award pool represents 4.0% of five-year average EVA, which was $3,296,000 and 1.25% of five-year MVA, which was $1,041,000.

  In addition, an annual award pool of $1,000,000 was created for 1997, based on the Committee's assessment of Lyondell's accomplishments over the course of the year. The Company must satisfy certain minimum criteria relating to these areas to be eligible for this pool, which in any event may not exceed $1,000,000. In determining the size of this pool, the Committee took into account accomplishments relating to customer satisfaction, corporate responsibility, including safety and environmental performance, employee productivity and overall performance, including particularly the successful completion of the Equistar joint venture.

  The award pools were allocated to a total of 10 executives, who in the opinion of the Committee, had the opportunity to significantly impact the long-range success and value of the Company in accordance with pre-established allocation percentages. Initially, one-third of the calculated value of each individual's award was paid out in cash and two-thirds was paid in equal amounts of deferred cash and restricted stock. In connection with the completion of the Equistar transaction and the subsequent reorganization of the Company, the Value Share Plan was terminated in December 1997. All shares previously restricted under that plan were vested as of December 1 and the associated deferred cash portion was paid out at that time. The award for 1997 was made entirely in cash and also was paid as of December 1. In addition, pursuant to the terms of the plan, each participant received a pro rata share of the estimated awards that would have been paid for the cycles ending in the years 1998 through 2001. For purposes of calculating those estimated awards certain assumptions were made about the price of the Company's stock and the Company's earnings levels for those future years. For purposes of calculating such payments, the share price for calculating MVA was held at $23.943, the average price for 1997, and EVA for the remaining Performance Cycles was deemed to be the same as for 1997. These awards also were paid in cash.

  1998 Incentive Compensation Plan

  The termination of the Value Share Plan in December 1997 necessitated the adoption of a new incentive compensation for Lyondell executive officers. As a result of the creation of Equistar and the concurrent reorganization of the Company, the pool of executive officers at Lyondell initially was reduced to five persons. The Board has subsequently approved the creation of one additional executive officer position. The Company is reviewing stock-based alternatives to the Value Share Plan, consistent with its focus on improved shareholder return. For 1998, the Compensation Committee has approved an executive incentive compensation plan that is based on substantially the same principles as the Value Share Plan. The extent to which awards will be made will be based on achievement of specific MVA, EVA and operating targets. The elements of the pool are weighted to emphasize maximization of shareholder returns as the driver. The weighting of the pool is as follows: MVA, 50%; EVA, 25% and operating targets, 25%, in the aggregate.

  Awards will have an up front cash portion, as well as long-term portion. The long-term portion will consist of restricted stock that vests over a three year period, accompanied by an equivalent amount of deferred cash that is paid out as the restricted shares vest. The shares will be paid out of the Company's restricted stock plan, which plan was approved by the shareholders in 1995.

 Stock Ownership Guidelines

  In 1995, the Committee adopted stock ownership guidelines for executive officers. The current ownership targets are as follows:

                                                                NUMBER OF SHARES
                                                                REQUESTED TO BE
      POSITION                                                       OWNED
      --------                                                  ----------------
      Chief Executive Officer..................................     110,000
      Senior Vice President....................................      25,000
      Vice President...........................................      15,000

  All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock, and shares held in the Company's 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines.

CHIEF EXECUTIVE OFFICER'S 1997 PAY

  In September 1997, Mr. Smith's salary was raised from $624,000 to $780,000. This increase was merited because of Mr. Smith's role as both CEO of Lyondell and CEO of Equistar Chemicals, LP, the Company's $5 billion chemical joint venture. Equistar reimburses a portion of Mr. Smith's salary to the Company, in consideration for his services as Chief Executive Officer of Equistar.

  In December 1997, Mr. Smith received an incentive award for 1997 under the Company's Value Share Plan. Pursuant to the termination of the Value Share Plan, which is discussed above, Mr. Smith's award was made entirely in cash, in the amount of $1,646,700. The Committee believes that this award was appropriate given the Company's achievements in creating value, as measured by EVA and MVA, as well as its financial and strategic success, particularly his key role in the successful negotiation and completion of the Equistar joint venture and the completion of the LCR $1.1 billion upgrade project. In addition, pursuant to the terms of the Value Share Plan, Mr. Smith received a pro rata share of his awards for the years 1998 through 2001.

  Going forward, Mr. Smith's pay package is expected to continue to include a large portion that is at risk as to its ultimate value. The Compensation Committee believes that Mr. Smith's pay mix, coupled with the design of his pay package, continues to align his rewards and incentives with shareholder interests. Consistent with the Company's pay philosophy, Mr. Smith's total pay package will be highly sensitive to the Company's performance, defined in terms of shareholder value as measured by MVA and EVA.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility of pay in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements.

  The Committee seeks to qualify for deductibility where feasible, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders under the circumstances. The amounts paid in 1997 under the Value Share Plan and in connection with the termination of the Value Share Plan generally were not deductible.

COMPENSATION COMMITTEE MEMBERS

  The Compensation Committee strongly believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

  Respectfully submitted,

  Stephen F. Hinchliffe, Jr. (Chairman)
  Dr. William T. Butler
  Curtis J. Crawford

  THE COMPENSATION COMMITTEE

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

  Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 1997, directors who were not employees of the Company ("Non-Employee Directors") were paid an annual retainer of $40,000 (of which $10,000 was paid in shares of restricted stock) and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the non-employee directors who served as Chairman of the Audit, Compensation and Corporate Governance Committees, respectively, received $7,500, $7,500 and $5,000 per year. The non-employee Chairman of the Board received an additional $15,000 and an additional $5,000 of restricted stock.

RESTRICTED STOCK GRANTS

  The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the shareholders' interests and accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Restricted Shares were granted as part of the annual retainer for 1998 and were valued at approximately $10,000 (which are subject to transfer restrictions and risk of forfeiture for a period (the "restricted period") of at least one year from the date of grant). During the restricted period, the director has the right to receive dividends on and the right to vote the Restricted Shares. The Restricted Shares will be forfeited if the director's service terminates (other than for retirement, death or disability) prior to the end of the restricted period. It is intended that the directors will continue to hold the Restricted Shares beyond the termination of the restricted period.

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  The Lyondell Petrochemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive 50 percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or if he dies after retirement from the Board of Directors the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

  The Lyondell Petrochemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") provides directors who are not employees of the Company with the opportunity to defer all or a portion of their retainer and meeting fees. Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 1997 was 9.3 percent.

TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  Lyondell was a division of ARCO until July 1988 when ARCO transferred the assets of its Lyondell division to a wholly-owned subsidiary, Lyondell Petrochemical Company. In January 1989, ARCO completed an initial public offering of Lyondell's Common Stock. On September 15, 1997, ARCO divested of substantially all of its remaining holdings of the Lyondell Common Stock pursuant to the terms of notes issued by ARCO in August 1994 (the "ARCO Note Offering"), which were exchanged for Lyondell Common Stock. ARCO thereupon publicly reported that it had ceased to beneficially own more than five percent of Lyondell's Common Stock.

  For the period from January 1, 1997 through September 30, 1997, Lyondell (including LCR) paid ARCO and its direct or indirect subsidiaries, including ARCO Chemical Company (together, "ARCO Affiliates"), an aggregate of approximately $160 million. For the same period, Lyondell recorded revenues of approximately $206 million from sales to ARCO Affiliates, all of which represented sales to ARCO Chemical Company ("ARCO Chemical"). Such sales to ARCO Chemical accounted for approximately 10 percent of total revenues from sales of petrochemical products (including intersegment sales) for the first three quarters of 1997 and approximately 8.8 percent of total revenues for the first three quarters of 1997.

  THE FOLLOWING IS A SUMMARY OF CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS AMONG THE COMPANY AND ARCO AFFILIATES EFFECTIVE THROUGH SEPTEMBER 30, 1997.

REGISTRATION RIGHTS AGREEMENT

  In connection with the ARCO Note Offering, Lyondell and ARCO entered into a registration rights agreement ("Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, ARCO had certain "demand" and "piggyback" registration rights. Pursuant to the Registration Rights Agreement, ARCO agreed that it would not, without the prior approval of Lyondell's Board of Directors, prior to the maturity of the ARCO Notes, take certain actions with respect to Lyondell, including the solicitation of proxies or acquisition proposals. ARCO also agreed that it would not, without the prior approval of Lyondell's Board of Directors dispose of all or any portion of its Lyondell Common Stock except under certain circumstances.

CROSS-INDEMNITY AGREEMENT

  In connection with the transfer of assets and liabilities from ARCO to Lyondell, Lyondell agreed to assume certain liabilities arising out of the operation of the Company's integrated petrochemicals and petroleum processing business prior to July 1, 1988. At that time, the Company and ARCO entered into an agreement ("Cross-Indemnity Agreement") whereby the Company agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of the business of the Company prior to July 1, 1988. Effective in September 1997, the Company and ARCO entered into an amendment to the Cross-Indemnity Agreement ("Revised Cross-Indemnity Agreement"). For current and future cases related to Company products and Company operations, ARCO and the Company will bear a proportionate shares of judgment and settlement costs according to a formula which allocates responsibility based on years of ownership during the relevant time period. The party with the most significant potential liability exposure will be responsible for case management and associated costs although provisions have been made to allow the non-case managing party to protect its interests. Under the Revised Cross-Indemnity Agreement, both ARCO and the Company waived any claim for reimbursement under the existing Cross-Indemnity Agreement for any prior defense and settlement costs associated with waste site matters, and the Company assumed responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance.

SERVICES AGREEMENTS

  During the first half of 1997, ARCO provided various employee benefits administration services pursuant to the "Employee Services Agreement" and investment services with regard to the management of Lyondell's qualified employee pension benefit plan funds pursuant to the "Investment Management Agreement". Such agreements were terminated as of July 1, 1997. The Employee Services Agreement provided for substantially all services to be provided at a fee based on ARCO's costs and for the other services to be provided at mutually-agreed fees. The Investment Management Agreement provided for a renegotiation of fees from time to time. During the first three quarters of 1997, Lyondell paid ARCO an aggregate of $395,000 for services under these agreements.

TECHNOLOGY TRANSFERS AND LICENSES

  Effective July 1, 1988, ARCO assigned to the Company numerous domestic and foreign trademarks and certain U.S. and foreign patents and granted the Company a nonexclusive license to use other trademarks containing the word "ARCO," to use ARCO's spark symbol as a logo and to use ARCO's color striping scheme. The Company subsequently assigned this license to LCR and LCR paid ARCO approximately $100,000 under the terms of this license during 1997.

  In connection with the transfer of assets and liabilities from ARCO to the Company, effective July 1, 1988, the Company and ARCO entered into certain technology licenses, assignments and other related agreements. In addition, Lyondell and ARCO have executed a patent maintenance agreement pursuant to which ARCO agreed to maintain certain patents licensed to Lyondell. Lyondell and ARCO also entered into a letter agreement granting Lyondell the right to obtain additional licensing rights. During 1997, no payments were made by either party under any of such agreements.

AGREEMENTS BETWEEN THE COMPANY AND ARCO PIPELINE COMPANY

  The Company has entered into several contracts with ARCO PipeLine Company ("ARCO PipeLine") pursuant to which the Company: (i) leases certain pipelines and pipeline segments from ARCO PipeLine at annual rental rates which include recovery of operating costs, return on capital investment and inflation escalators; (ii) obtains services from ARCO PipeLine to operate various groups of pipelines owned by the Company; and (iii) throughputs volumes at tariff rates for transportation of crude oil and other products. Certain of these contracts that relate to the refining business were assigned to LCR as of July 1, 1993. ARCO PipeLine also owns various easements and licenses for its pipelines and related equipment located on the property of the Company or LCR and has performed services relating to the pipeline systems. The Company (including LCR) also ships products over common carrier pipelines owned and operated by ARCO PipeLine pursuant to filed tariffs on the same basis as other non-affiliated customers. Beginning in January 1997, ARCO PipeLine began providing terminalling and delivery of crude oil to LCR under the terms of crude oil terminally agreement that extends through 2010. During the first three quarters of 1997, the Company and LCR paid ARCO PipeLine approximately $22 million for rental fees and services under these contracts.

AGREEMENTS BETWEEN THE COMPANY AND ARCO CHEMICAL

  Lyondell provides to ARCO Chemical large volumes of the feedstocks (including benzene, ethylene, propylene and methanol) purchased by ARCO Chemical for its manufacturing facilities located at Channelview, Texas. Pricing arrangements under these contracts are generally representative of prevailing market prices. Lyondell also provides certain nominal plant services at the aforementioned plants. ARCO Chemical in turn provides to Lyondell certain feedstocks and supplies at market-based prices.

  The Company sells MTBE (produced at one of the Company's two MTBE units) to ARCO Chemical at market-based prices. Production from the Company's second MTBE unit is dedicated to LCR.

OTHER AGREEMENTS BETWEEN THE COMPANY AND ARCO

  Lyondell has a nine year supply agreement through 2005 with ARCO Products Company ("ARCO Products") wherein Lyondell is committed to sell and ARCO Products is committed to buy approximately 6,000 barrels of alkylate per day at market-based prices.

  LCR purchases certain of its crude oil requirements from ARCO Affiliates under short-term arrangements at prices based on market values at the time of delivery. LCR also purchases crude oil from ARCO Affiliates from time to time on the spot market at then-current spot market prices. The Company and LCR also purchased natural gas and natural gas liquids from ARCO Affiliates during 1997 on the spot market at then-current spot market prices.

  The Company (including LCR) also sold products to ARCO Affiliates, including crude oil resales and sales of heating oil and lube oil at market-based prices.

  In April 1993, the Company, ARCO and ARCO Chemical entered into a Dispute Resolution Agreement that mandates a procedure for negotiation and binding arbitration of significant commercial disputes among any two or more of the parties.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                              PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to solicit proxies at an estimated fee of $9,500 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING
                           AND DIRECTOR NOMINATIONS

  Stockholder proposals intended to be presented at the 1999 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than December 7, 1998, in order to be included in the Company's proxy material and form of proxy relating to such meeting. Such proposals should be addressed to the Secretary. Stockholder proposals must otherwise be eligible for inclusion. The 1999 Annual Meeting is scheduled to take place in May 1999.

  Pursuant to the By-Laws of the Company, a stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company not less than 90 days in advance of such meeting, or if the meeting was not publicly announced by a mailing to the stockholders, in a press release reported by the Dow Jones New Service, the Associated Press or a comparable national news service or a filing with the Securities and Exchange Commission more than 90 days prior to the meeting, must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. A nomination that does not comply with the above procedure will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material.

                       ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 1221 MCKINNEY STREET, SUITE 1600, HOUSTON, TEXAS 77010.

[LYONDELL LOGO APPEARS HERE]
                                                    [RECYCLED LOGO APPEARS HERE]

[LYONDELL LOGO APPEARS HERE]


                        Lyondell Petrochemical Company
                        1221 McKinney Street, Suite 1600
                              Houston, Texas 77010

April 6, 1998

Dear Stockholder:

You are cordially invited to join us at the 1998 Annual Meeting of Stockholders on Friday, May 15, 1998, beginning at 10:00 a.m. in the Austin Room of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

This booklet includes the Notice of the Meeting and the Proxy Statement, which contains important information about the formal business to be acted upon by the stockholders. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

Sincerely yours,


DAN F. SMITH
President and Chief Executive Officer

                         PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS

   FOR all nominees      WITHHOLD AUTHORITY to
   listed below   [ ]    vote for all nominees listed below [ ]  *EXCEPTIONS [ ]

   Nominees: William T. Butler, Travis Engen, Stephen F. Hinchliffe, Jr., Dudley C. Mecum II, Dan F. Smith, Paul R. Staley (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN SPACE PROVIDED BELOW.)
   *Exceptions ___________________________________________________________

2. Proposal to ratify the joint appointment of Coopers & Lybrand and Price Waterhouse, independent accountants, including any successor merged entity of the two firms, as the Company's auditors for the fiscal year ending December, 1998.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  FOR   [ ]  AGAINST  [ ]   ABSTAIN  [ ]

I/we will attend the meeting.  [ ]    Address Change Mark Here [  ]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such.

Dated: ____________________________, 1998

________________________________________
          Signature
________________________________________
     Signature if held jointly

PLEASE  SIGN, DATE AND RETURN THE PROXY       Votes MUST be indicated (x)
PROMPTLY USING THE ENCLOSED ENVELOPE.         in Black or Blue Ink.

                         [LYONDELL LOGO APPEARS HERE]


                               One Houston Center
                           1221 McKinney, Suite 1600
                              Houston, Texas 77010

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby makes, constitutes and appoints Edward W. Rich and Jeffrey R. Pendergraft and each of them, lawful attorney and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to attend the Special Meeting of Stockholders of Lyondell Petrochemical Company (herein the "Company") in the Austin Room at the Four Season's Hotel, 1300 Lamar, in Houston, Texas on Friday, May 15, 1998 at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

     This card also constitutes your voting instructions for shares held in the Lyondell Petrochemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for Non-Represented Employees and the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for Represented Employees, and the undersigned hereby authorizes State Street Bank, as Trustee of such plans to vote the shares held in the undersigned's accounts.

LYONDELL PETROCHEMICAL COMPANY
P.O. BOX 11244
NEW YORK, NY 10203-0244

                       (Continued, and to be signed and dated, on reverse side.)